Exhibit 23(e)

DISTRIBUTION AGREEMENT

FOR

THE GABELLI SRI FUND, INC.

DISTRIBUTION AGREEMENT, dated May 15, 2007, between The Gabelli SRI Fund, Inc., a Maryland corporation (the “Fund”), and Gabelli & Company, Inc., a New York corporation (the “Distributor”). The Fund is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and an indefinite number of shares (the “Shares”) of the Fund, par value $.001 per share (the “Shares”), have been registered under the Securities Act of 1933, as amended (the “1933 Act”) to be offered for sale to the public in a continuous public offering in accordance with terms and conditions set forth in the Prospectus and Statement of Additional Information (the “Prospectus”) of the Fund included in the Fund’s Registration Statement on Form N-1A as such documents may be amended from time to time.

In this connection, the Fund desires that the Distributor act as its exclusive sales agent and distributor for the sale and distribution of Shares. The Distributor has advised the Fund that it is willing to act in such capacities, and it is accordingly agreed between them as follows:

1.

The Fund hereby appoints the Distributor as exclusive sales agent and distributor for the sale and distribution of Shares pursuant to the aforesaid continuous public offering of Shares, and the Fund further agrees from and after the commencement of such continuous public offering that it will not, without the Distributor's consent, sell or agree to sell any Shares otherwise than through the Distributor, except the Fund may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act.

2.

The Distributor hereby accepts such appointment and agrees to use its best efforts to sell such Shares; provided, however, that when requested by the Fund at any time for any reason the Distributor will suspend such efforts. The Fund may also withdraw the offering of Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the Shares of the Fund. The Fund acknowledges that the Distributor will enter into sales or servicing agreements with registered securities brokers and banks and into servicing agreements with financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. In entering into such agreements, the Distributor shall act only on its own behalf as principal underwriter and distributor. The

Distributor shall not be responsible for making any distribution plan or service fee payments pursuant to any plans the Fund may adopt or agreements it may enter into.

3.

The Distributor represents that it is a member in good standing of the National Association of Securities Dealers, Inc. and agrees that it will use all reasonable efforts to maintain such status and to abide by the Conduct Rules, the Constitution and the Bylaws of the National Association of Securities Dealers, Inc., and all other rules and regulations that are now or may become applicable to its performance hereunder. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and it shall have no authority or power to obligate or bind the Fund by its actions, conduct or contracts except that it is authorized to accept orders for the purchase or repurchase of Shares as the Fund’s agent and subject to its approval. The Fund reserves the right to reject any order in whole or in part. The Distributor may appoint sub-agents or distribute through dealers or otherwise as it may determine from time to time pursuant to agreements approved by the Fund, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase of Shares on behalf of the Fund or otherwise act as the Fund's agent for any purpose. The Distributor shall not utilize any materials in connection with the sale or offering of Shares except the then current Prospectus and such other materials as the Fund shall provide or approve in writing.

4.

Shares may be sold by the Distributor only at prices and terms described in the then current Prospectus relating to the Shares and may be sold either through persons with whom it has selling agreements in a form approved by the Fund's Board of Directors or directly to prospective purchasers. To facilitate sales, the Fund will furnish the Distributor with the net asset value of its Shares promptly after each calculation thereof.

5.

The Fund has delivered to the Distributor a copy of the current Prospectus for the Fund. It agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the 1933 Act and the 1940 Act. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with such Acts. The Fund will furnish the Distributor at the Distributor’s expense with a reasonable number of copies of the Prospectus and any amended Prospectus for use in connection with the sale of Shares.

6.

At the Distributor’s request, the Fund will take such steps at its own expense as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States of America and in the District of Columbia in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Fund shall not be required to qualify Shares or to maintain the qualification of Shares in any state, territory, dependency or district where it shall deem such qualification disadvantageous to the Fund.

7.	The Distributor agrees that:

(a)

It will furnish to the Fund any pertinent information required to be inserted with respect to the Distributor as exclusive sales agent and distributor within the purview of federal and state securities laws in any reports or registrations required to be filed with any government authority;

(b)	It will not make any representations inconsistent with the information contained in the Registration Statement or Prospectus filed under the Securities Act of 1933, as in effect from time to time;

(c)

It will not use or distribute or authorize the use or distribution of any statements other than those contained in the Fund’s then current Prospectus or in such supplemental literature or advertising as may be authorized in writing by the Fund; and

(d)

Subject to Paragraph 9 below, the Distributor will bear the costs and expenses of printing and distributing any copies of any prospectuses and annual and interim reports of the Fund (after such items have been prepared and set in type) which are used in connection with the offering of Shares, and the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by the Distributor for use in connection with the offering of the Shares and the costs and expenses incurred by the Distributor in advertising, promoting and selling Shares of the Fund to the public. The Fund has adopted a separate plan of distribution (collectively, the "Plan") pursuant to the provisions of Rule 12b-1 of the 1940 Act on behalf of its Class A, Class C and Class AAA shares, respectively, each of which provides for the payment of administrative and sales related expenses in connection with the distribution of Fund shares and the Distributor agrees to take no action inconsistent with said Plan.

8.	The Fund will pay its legal and auditing expenses and the cost of composition of any prospectuses of annual or interim reports of the Fund.

9.

The Fund will pay the Distributor for costs and expenses incurred by the Distributor in connection with distribution of Shares by the Distributor in accordance with the terms of a Plan of Distribution (the “Plan”) adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act as such Plan may be in effect from time to time; provided, however, that no payments shall be due or paid to the Distributor hereunder unless and until this Agreement shall have been approved by Board Approval and Disinterested Board Approval (as such terms are defined in such Plan). The Fund reserves the right to modify or terminate such Plan at any time as specified in the Plan and Rule 12b-1, and this Section 9 shall thereupon be modified or terminated to the same extent without further action of the parties. The persons authorized to direct the payment of funds pursuant to this Agreement and the Plan shall provide to the Fund's Board of Directors, and the Directors shall review, at least quarterly a written report of the amounts so paid and the purposes for which such expenditures were made.

10.

The Fund agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee in connection with the defense or imposition of any action, suit or other proceeding, whether civil or criminal, in which such indemnitee may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while the Distributor was active in such capacity or by reason of the Distributor having acted in any such capacity or arising out of or based upon any untrue statement of a material fact contained in the then-current Prospectus relating to the Shares or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Fund expressly for use in any such Prospectus; provided, however, that (1) no indemnitee shall be indemnified thereunder against any liability to the Fund or the shareholders of the Fund or any expense of such indemnitee with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the Fund or arising by reason of such indemnitee’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (“disabling conduct”), or (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, no indemnification shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

The Distributor agrees to indemnify, defend and hold the Fund, its Directors, officers, employees and agents and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from and against any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee, but only to the extent that such liability or expense shall arise out of or be based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor of the Fund expressly for use in a Prospectus or any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading or arising by reason of disabling conduct by such indemnitee or any person selling Shares pursuant to an agreement with the Distributor.

The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

11.

This Agreement shall become effective on the date first set forth above and shall remain in effect for up to two years from such date (one year in the case of Section 9 and thereafter from year to year provided such continuance is specifically approved at least annually prior to each anniversary of such date by (a) Board Approval or by vote at a meeting of shareholders of the Fund of a “majority of the outstanding voting securities” as defined in the 1940 Act and (b) by Disinterested Board Approval.

12.

This Agreement may be terminated (a) by the Distributor at any time without penalty by giving sixty (60) days' written notice to the Fund which notice may be waived by the Fund; or (b) by the Fund at any time without penalty upon sixty (60) days' written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Fund shall be directed or approved in the same manner as required for continuance of this Agreement by Section 11(a) (or, in the case of termination of Section 9, by Section 11(b)).

13.

This Agreement may not be amended or changed except in writing signed by each of the parties hereto and approved in the same manner as provided for continuance of this Agreement in Section 11(a) (or, in the case of amendment of Section 9, by Section 11(b)). Any such amendment or change shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment (as such term is defined in the 1940 Act and the rules thereunder).

14.

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

15.

If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

THE GABELLI SRI FUND, INC.

By: /s/ Agnes Mullady
Name: Agnes Mullady
Title:	Treasurer

GABELLI & COMPANY, INC.

By: /s/ Bruce Alpert
Name: Bruce Alpert
Title:	Vice President